Exhibit 99.1

FOR IMMEDIATE RELEASE

ENERGY TRANSFER EQUITY REPORTS

THIRD QUARTER AND YEAR-TO-DATE RESULTS

Dallas, Texas – July 10, 2007 – Energy Transfer Equity, L.P. (NYSE:ETE) today reported Net Income of $89.1 million and Distributable Cash of $82.8 million for the third quarter ended May 31, 2007. The Partnership raised its cash distribution on its outstanding limited partner interests to $0.3725 per limited partner unit for the quarter ended May 31, 2007 ($1.49 annualized). Distributable Cash is a “non-GAAP measure”, as explained below.

The Partnership’s principal sources of cash flow are distributions it receives from its investments in the limited and general partner interests in Energy Transfer Partners, L.P. (“ETP”). ETE currently has no other operating activities apart from those conducted by the operating subsidiaries within ETP. ETE’s principal uses of cash are for administrative expenses, debt service and distributions to its general and limited partners.

“ETE’s results reflect further success for our unitholders,” said John W. McReynolds, President, Energy Transfer Equity. “The Partnership continues to maintain exceptional growth as evidenced by our recent recognition in FORTUNE magazine as one of the country’s top performing companies. We believe that the internal growth projects at ETP will continue to favorably distinguish ETE’s record among midstream limited partnerships.”

ETE’s net income increased $45.8 million for the third quarter ended May 31, 2007 to $89.1 million as compared to $43.3 million for the third quarter ended May 31, 2006. Net income for the nine months ended May 31, 2007 was $267.5 million as compared to $107.3 million for the nine months ended May 31, 2006. These increases are due to the increased earnings of ETP and the decrease in minority interest expense. The increased earnings of ETP is primarily a result of the acquisition of Titan Propane in June 2006 and Transwestern Pipeline in the fall of 2006. The minority interest expense primarily represents partnership interests in ETP that ETE does not own. The decrease in minority interest expense is due to the increase in ETE’s average ownership in ETP’s limited and general partner interests as of the end of the third quarter ended May 31, 2007 to approximately 48% as compared to approximately 35% as of the end of the third quarter ended May 31, 2006 and the increase in ETE’s income allocation from ETP due to ETE’s current ownership of 100% of the incentive distribution rights of ETP.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-generally accepted accounting principle (“non-GAAP”) financial measure of Distributable Cash. The accompanying schedules provide a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated and presented in accordance with GAAP. The Partnership’s Distributable Cash should not be considered as an alternative to GAAP financial measures such as net income, cash flow from operating activities or any other GAAP measure of liquidity or financial performance.

Distributable Cash. The Partnership defines Distributable Cash as cash distributions expected to be received from ETP in connection with the Partnership’s investments in limited and general partner interests of ETP, net of the Partnership’s expenditures for general and administrative costs and debt service. Distributable Cash is a significant liquidity measure used by the Partnership’s senior management to compare net cash flows generated by the Partnership’s equity investments in ETP to the distributions the Partnership expects to pay its unitholders. Using this measure, the Partnership’s management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions.

Distributable Cash is an important non-GAAP financial measure for our limited partners since it indicates to investors whether or not the Partnership’s investments are generating cash flows at a level that can sustain or support an increase in quarterly cash distribution levels. Financial measures such as Distributable Cash are quantitative standards used by the investment community with respect to publicly-traded partnerships because the value of a partnership unit is in part measured by its yield (which in turn is based on the amount of cash distributions a partnership can pay to a unitholder). The GAAP measures most directly comparable to Distributable Cash are net income and cash flow from operating activities for ETE on a stand-alone basis (“Parent Company”).

The accompanying analysis of Distributable Cash is presented only for the three and nine month periods ended May 31, 2007. Prior period information is not comparable or meaningful due to ETE’s initial public offering in February 2006.

Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP’s natural gas operations include intrastate natural gas gathering and transportation pipelines, natural gas treating and processing assets located in Texas and Louisiana, and three natural gas storage facilities located in Texas. These assets include approximately 12,200 miles of intrastate pipeline in service, with an additional 400 miles of intrastate pipeline under construction, and 2,400 miles of interstate pipeline. ETP is also one of the three largest retail marketers of propane in the U.S., serving more than one million customers across the country.

Energy Transfer Equity, L.P. (NYSE:ETE) owns the general partner of Energy Transfer Partners and approximately 62.5 million ETP limited partners units. Together ETP and ETE have a combined enterprise value of approximately $20 billion.

The information contained in this press release is available on our website at www.energytransfer.com.

Contacts:

Investor Relations:

Renee Lorenz

Energy Transfer

214-981-0700

Media Relations:

Vicki Granado

Gittins & Granado

214-361-0400

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except unit data)

(unaudited)

	May 31, 2007	August 31, 2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$104,717	$26,204
Marketable securities	3,575	2,817
Accounts receivable, net of allowance for doubtful accounts	625,339	675,545
Inventories	297,876	387,140
Deposits paid to vendors	46,579	87,806
Exchanges receivable	40,545	23,221
Price risk management assets	31,324	56,851
Prepaid expenses and other	40,315	43,151

Total current assets	1,190,270	1,302,735

PROPERTY, PLANT AND EQUIPMENT, net	5,703,909	3,748,614
GOODWILL	746,032	633,998
INTANGIBLES AND OTHER LONG-TERM ASSETS, net	432,230	238,794

Total assets	$8,072,441	$5,924,141

LIABILITIES AND PARTNERS’ CAPITAL (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$584,436	$603,527
Exchanges payable	48,188	24,722
Customer advances and deposits	40,554	108,836
Accrued and other current liabilities	269,569	206,177
Price risk management liabilities	1,866	36,918
Current maturities of long-term debt	39,797	40,607

Total current liabilities	984,410	1,020,787

LONG-TERM DEBT, less current maturities	4,998,339	3,205,646
DEFERRED INCOME TAXES	199,343	207,877
OTHER NON-CURRENT LIABILITIES	14,548	4,953
MINORITY INTERESTS	1,891,839	1,439,127

COMMITMENTS AND CONTINGENCIES

	8,088,479	5,878,390

PARTNERS’ CAPITAL (DEFICIT):
General Partner	121	(69)
Limited Partners:
Common Unitholders (222,828,332 and 124,360,520 units authorized, issued and outstanding at May 31, 2007 and August 31, 2006, respectively)	(27,634)	(9,586)
Class B Unitholders (0 and 2,521,570 units authorized, issued and outstanding) at May 31, 2007 and August 31, 2006, respectively)	—	53,130

	(27,513)	43,475
Accumulated other comprehensive income	11,475	2,276

Total partners’ capital (deficit)	(16,038)	45,751

Total liabilities and partners’ capital (deficit)	$8,072,441	$5,924,141

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit and unit data)

(unaudited)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2007	2006	2007	2006
REVENUES:
Midstream and transportation and storage	$1,406,598	$1,211,549	$3,961,880	$5,503,385
Propane and other	308,188	208,786	1,203,831	783,386

Total revenues	1,714,786	1,420,335	5,165,711	6,286,771

COSTS AND EXPENSES:
Cost of products sold, midstream and transportation and storage	1,095,040	1,020,692	3,117,732	4,765,113
Cost of products sold, propane and other	192,347	126,675	742,814	481,712
Operating expenses	148,903	102,969	415,093	305,336
Depreciation and amortization	50,458	31,205	135,737	93,242
Selling, general and administrative	40,779	23,417	112,138	134,412

Total costs and expenses	1,527,527	1,304,958	4,523,514	5,779,815

OPERATING INCOME	187,259	115,377	642,197	506,956

OTHER INCOME (EXPENSE):
Interest expense, net of interest capitalized	(72,939)	(11,786)	(206,563)	(90,025)
Loss on extinguishment of debt	—	—	—	(5,060)
Equity in earnings (losses) of affiliates	839	(150)	5,212	(318)
Gain (loss) on disposal of assets	(2,500)	22	(3,785)	556
Interest and other income, net	30,553	8,911	33,722	12,407

INCOME BEFORE INCOME TAX EXPENSE AND MINORITY INTERESTS	143,212	112,374	470,783	424,516

Income tax expense	3,213	1,264	8,662	26,240

INCOME BEFORE MINORITY INTERESTS	139,999	111,110	462,121	398,276

Minority interests	(50,906)	(67,839)	(194,632)	(290,969)

NET INCOME	89,093	43,271	267,489	107,307

GENERAL PARTNER’S INTEREST IN NET INCOME	276	219	888	611

LIMITED PARTNERS’ INTEREST IN NET INCOME	$88,817	$43,052	$266,601	$106,696

BASIC NET INCOME PER LIMITED PARTNER UNIT	$0.40	$0.32	$1.34	$0.86

BASIC AVERAGE NUMBER OF UNITS OUTSTANDING	222,773,916	136,524,847	198,428,666	124,790,594

DILUTED NET INCOME PER LIMITED PARTNER UNIT	$0.40	$0.31	$1.34	$0.84

DILUTED AVERAGE NUMBER OF UNITS OUTSTANDING	222,773,916	136,524,847	198,428,666	124,790,594

VOLUMES SOLD THROUGH ENERGY TRANSFER PARTNERS, L.P.:	Three Months Ended May 31,		Nine Months Ended May 31,
	2007	2006	2007	2006
Midstream
Natural gas MMBtu/d – sold	1,042,641	1,216,424	948,242	1,423,414
NGLs Bbls/d – sold	21,586	10,902	16,373	10,224
Transportation and storage
Natural gas MMBtu/d – transported	6,752,447	4,797,307	5,540,393	4,500,308
Natural gas MMBtu/d – sold	1,204,609	1,303,033	1,388,337	1,572,451
Interstate transportation
Natural gas MMBtu/d – transported	1,802,486	—	1,765,677	—
Natural gas MMBtu/d – transported	22,247	—	20,382	—
Propane operations (in gallons)
Retail propane	127,612	91,514	521,957	346,010
Wholesale	23,493	19,299	79,204	67,143

ENERGY TRANSFER EQUITY, L.P.—PARENT COMPANY

DISTRIBUTABLE CASH

(Dollars in thousands, except per unit)

(unaudited)

The following table presents the calculation and reconciliation of Distributable Cash of the Parent Company with respect to the three and nine months ended May 31, 2007:

	Three Months Ended May 31, 2007	Nine Months Ended May 31, 2007
Distributable Cash:
Cash distributions expected from Energy Transfer Partners, L.P. associated with:
General partner interest:
Standard distribution rights	$3,477	$10,123
Incentive distribution rights	56,812	163,038
Limited partner interest:
36,413,840 common units	29,359	86,028
26,086,957 class G units (converted to common units May 2007)	21,033	61,630

Total cash expected from Energy Transfer Partners, L.P.	110,681	320,819
Deduct expenses of the Parent Company on a stand-alone basis:
General and administrative expenses	(2,068)	(7,505)
Interest expense, net of amortization of financing costs	(25,842)	(75,639)

Distributable Cash	$82,771	$237,675

Cash distributions to be paid to the partners of Energy Transfer Equity, L.P.:

Distribution per limited partner unit as of the end of the period	$0.3725	$0.7286

Distributions to be paid to public unitholders	35,357	99,719
Distributions to be paid to affiliates	47,646	136,671
Distributions to be paid to general partner	258	739

Total cash distributions to be paid by Energy Transfer Equity, L.P. to its limited and general partners (2)	$83,261	$237,129

Reconciliation of Non-GAAP “Distributable Cash” to GAAP “Net Income” and GAAP “Net cash provided by operating activities” for the Parent Company on a stand-alone basis:
Net income	$89,093	$267,489
Adjustments to derive Distributable Cash:
Equity in income of unconsolidated affiliates	(104,449)	(339,217)
Quarterly distribution expected to be received from Energy Transfer Partners, L.P. (1)	110,681	320,819
Amortization of financing costs	761	1,899
Realized/Unrealized (gains)/losses on interest rate swaps	(13,315)	(13,315)

Distributable Cash	82,771	237,675
Adjustments to Distributable Cash to derive Net Cash Provided by Operating Activities:
Quarterly distribution expected to be received from Energy Transfer Partners, L.P. (1)	(110,681)	(320,819)
Cash distribution received from Energy Transfer Partners, L.P. in fiscal 2007	103,565	253,398
Net effect of changes in operating accounts	(5,944)	(12,684)

Net cash provided by operating activities for Parent Company on stand-alone basis	$69,711	$157,570

(1) For the three months ended May 31, 2007, cash distributions paid or expected to be paid from Energy Transfer Equity, L.P. consists of cash distributions in respect of the fiscal quarter ended May 31, 2007 payable on July 19, 2007 to holders of record on July 2, 2007. For the nine months ended May 31, 2007, cash distributions paid or payable by

Energy Transfer Equity, L.P. consist of cash distributions paid on January 19, 2007 in respect of the fiscal quarter ended November 30, 2006, cash distributions paid on April 16, 2007 in respect of the fiscal quarter ended February 28, 2007, as well as the cash distributions in respect of the fiscal quarter ended May 31, 2007 as described in the preceding sentence.

(2) For the three months ended May 31, 2007, cash distributions expected to be received from Energy Transfer Partners, L.P. consists of cash distributions in respect of the fiscal quarter ended May 31, 2007 payable on July 16, 2007 to holders of record on July 2, 2007. For the nine months ended May 31, 2007, cash distributions received or expected to be received from Energy Transfer Partners, L.P. consist of cash distributions received on January 15, 2007 in respect of the fiscal quarter ended November 30, 2006, cash distributions received on April 13, 2007 in respect of the fiscal quarter ended February 28, 2007, as well as the cash distributions in respect of the fiscal quarter ended May 31, 2007 described in the preceding sentence.